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                                                                     EXHIBIT 4.4


       AMENDMENT NO. 1 TO THE INFOGRAMES, INC. 2000 STOCK INCENTIVE PLAN

                              AMENDMENT NUMBER ONE
                                     TO THE
                   INFOGRAMES, INC. 2000 STOCK INCENTIVE PLAN

     Amendment made this 3rd day of November, 2000, by Infogrames, Inc. (the "Company"), a Delaware corporation.

                                  WITNESSETH:

     WHEREAS, the Company established the Infogrames, Inc. 2000 Stock Incentive Plan ("Plan") on June 27, 2000, which was subsequently approved by the stockholders of the Company on July 25, 2000; and

     WHEREAS, the Company desires to amend the Plan, subject to stockholder approval, to (i) increase the number of authorized shares of common stock of the Company, par value $.01 per share ("Common Stock") which may be issued pursuant to Awards granted under the Plan; (ii) increase the annual per person maximum number of Awards that may be granted thereunder; and (iii) merge the Company's 1995 and 1997 Stock Incentive Plans with and into the Plan; and

     WHEREAS, the Plan may be amended by the Company pursuant to the provisions of Section 3.1.1 thereof.

     NOW, THEREFORE, the Plan is hereby amended, effective as of November 3, 2000, as set forth herein.

                                   ARTICLE 1

                                    GENERAL

     1. The first sentence of Section 1.5.1 of the Plan is hereby amended to read as follows:

          "1.5.1 The total number of shares of common stock of the Company, par value $.01 per share ("Common Stock"), which may be transferred pursuant to awards granted under the Plan will be 13,308,345 shares (which includes an aggregate of 895,239 shares remaining available for grant under the Company's 1995 and 1997 Stock Incentive Plans pursuant to Section 1.5.5, as described below), and may be increased annually, commencing January 1, 2001 at the discretion of the Board, by an amount up to 1% of the shares of Common Stock then outstanding."

     2. Section 1.5.2 of the Plan is hereby amended to read as follows:

          "1.5.2 The total number of shares of Common Stock with respect to which stock options and stock appreciation rights may be granted to any one employee of the Company or any of its subsidiaries during any one-year period will not exceed 1,500,000."

     3. A new Section 1.5.5 is hereby added to the Plan to read as follows:

          "1.5.5 The Company's 1995 Stock Incentive Plan (formerly known as the GT Interactive Software Corporation 1995 Stock Incentive Plan) and 1997 Stock Incentive Plan (formerly known as the GT Interactive Software Corporation 1997 Stock Incentive Plan) shall be merged into and become a part of the Plan and shall cease their independent existence. The 524,954 shares of Common Stock of the Company which remain available for grant under the Company's 1995 Stock Incentive Plan and the 370,285 shares of Common Stock of the Company which remain available for grant under the Company's 1997 Stock Incentive Plan shall be merged into the Plan, and all such shares shall hereafter be available for issuance pursuant to Awards granted under the Plan; provided, however, that except as otherwise permitted by applicable law, no Awards shall be made with respect to any shares attributable to the 1995 Plan after February 23, 2005, and no Awards shall be made with respect to any shares attributable to the 1997 Plan after April 30, 2007."

     IN WITNESS WHEREOF, this Amendment has been executed the day and year first above written.

                                          INFOGRAMES, INC.

                                          By:
                                          --------------------------------------

                                          Its:
                                          --------------------------------------

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